EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Edge Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-223390, 333-2223389, No. 333-216431, No. 333-216430, No 333-210042, No.333-210041, and No. 333-207545) on Form S-8 and (No. 333-214196) on Form S-3 of Edge Therapeutics, Inc. of our report dated February 21, 2019, with respect to the balance sheets of Edge Therapeutics, Inc. as of December 31, 2018 and 2017, the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Edge Therapeutics, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
February 21, 2019